8524(0707)

CHILDREN'S TERM RIDER

This rider adds benefits to your policy. This rider is issued in consideration of the application and payment of the cost of this rider. The cost of this rider will be included in the Monthly Deduction or in the premium.

BENEFITS

We will pay the amount provided under this rider if a Dependent Child dies while rider coverage for this Dependent Child is in effect. The amount payable on the death of any Dependent Child is shown in the policy's Data Section. We will pay this amount to:

1. the Insured shown on the Cover Page of the policy's Data Section, if living;
otherwise
2. the surviving parent of such Dependent Child; otherwise
3. the estate of such Dependent Child.

You have the right to change the Beneficiary as explained in the Beneficiary provision of your policy.

DEPENDENT CHILD

By Dependent Child, we mean:

1. any child. stepchild, or legally adopted child of the Insured named on the application, who on the date of application was unmarried and had not reached his or her 17th, except that any child less than 15 days old on the date of application will become a Dependent Child on the 15 th day after birth;
and
2. any child born to the Insured after the date of application who turns 15 days;
and
3. any child between the ages of 15 days and 17 years who becomes a stepchild or legally adopted child of the Insured after the date of application.

National Life Insurance Company
National Life Drive Monttpelier, Vermont 05604  (802) 229-3333

8524(0707)

CONVERSION

Coverage on the life of each Dependent Child insured under this rider may be exchanged for a policy on the life of such Dependent Child without giving proof of insurability. The new policy must be any whole life or endowment plan then issued by
us. The new policy may not include any disability or other extra benefit riders.

To convert the insurance on any or all of the Dependent Children, you must complete an application while the policy and this rider are in effect, and:

1. within 31 days of the Insured's death; or
2. within 31 days of the Dependent Child's marriage; or
3. within 31 days of the Policy Anniversary following the Dependent Child's 23rd birthday.

AMOUNT OF THE
NEW POLICY

The maximum amount of the new policy on each Dependent Child is two times the
Coverage Amount shown in the policy's Data Section if conversion takes place:

1. within 31 days of the Insured's death; or
2. within 31 days of the Dependent Child's marriage; or
3. within 31 days of the Policy Anniversary following the Dependent Child's
23'dbirthday.

All other conversions are limited to the coverage amount on such Dependent Child.

DATE OF ISSUE
AND RATES FOR
THE NEW POLICY

The Date of Issue of the' new policy will be the date of conversion. The rates will be those in effect on the Date of Issue at the attained age of the Dependent Child converting and at the same rate class.

INCONTESTABILITY

We cannot contest this Rider after it has been in effect during the lifetime of the
Dependent Child or children named at issue for a period of two years from the
Effective Date of this Rider except for reinstatement. We can contest this Rider for misrepresentations made in an application for reinstatement until it has been in effect for two years during the lifetime of the Dependent Child or children named in that application.

National Life Insurance Company
One National Life Drive Montpelier Vermont 05604 (802) 229·3333

8524(0707)

SUICIDE

If any insured Dependent Child commits suicide, while sane or insane, within two years from the Effective Date of this rider, our total liability under this rider will be limited to an amount equal to the cost of insurance deducted or the premium paid for this rider, as applicable, without interest, and the rider will terminate.

TERMINATION

This rider will terminate at the earliest of:

1. the date the policy terminates; or
2. the Policy Anniversary following the last covered Dependent Child's 23 rd birthday; or
3. the Monthly Policy Date following our receipt of your written request to terminate this rider.

Coverage on any Dependent Child will end on the first Policy Anniversary following the child's 23rd birthday, the date the Child's coverage is converted, or the date of Termination of this rider, whichever occurs first.

To ensure that charges for this rider are not collected after its termination, you should notify us when your youngest Dependent Child reaches his or her
23rd birthday.

If we deduct cost or accept any premium for this benefit for any period after termination, our only liability will be to refund that amount to you with interest.

This rider is part of the polity to which it is attached. Therefore, this rider is subject to all of the provisions of the policy.

EFFECTIVE DATE

The Effective Date of this rider is the policy's Date of Issue unless a different date is indicated in the policy's Data Section.

Signed for National Life Insurance Company at Montpelier, Vermont, by

National Life Insurance Company

One National Life Drive l Montpelier, Vermont 05604 II- (802) 229-3333

8524(0707)